Exhibit 10.3

FORM OF

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of                     , 2005, by and among Ltd Sub A and Ltd Sub B (each as defined herein), both wholly owned indirect subsidiaries of Lazard Ltd, a Bermuda company (“Lazard”), and LFCM Holdings LLC, a Delaware limited liability company (“LFCM”).

WHEREAS, on December 16, 2004, Lazard, Lazard LLC, a Delaware limited liability company taxable as a partnership for U.S. Federal income tax purposes that will be renamed “Lazard Group LLC” (“Lazard Group”) and LAZ-MD Holdings LLC, a Delaware limited liability company (“LAZ-MD”), entered into that certain Class B-1 and Class C Members Transaction Agreement relating to Lazard Group (the “Buyout Agreement”); and

WHEREAS, pursuant to the Buyout Agreement, certain interests of historic partners of Lazard Group (the “Historic Partners”) shall be redeemed for cash (the “Redemption”); and

WHEREAS, pursuant to the Buyout Agreement, Lazard Group and the Historic Partners have agreed to treat a portion of the consideration paid to the Historic Partners in the Redemption as received in a sale or exchange pursuant to Section 707(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) and the remainder of such consideration as received by the Historic Partners as a distribution; and

WHEREAS, in connection with transactions contemplated by the Buyout Agreement, certain members of Lazard Group (each, an “Exchangeable Holder”) will be issued a class of exchangeable membership interests in LAZ-MD, which exchangeable interests are effectively exchangeable on a one-for-one basis for shares of Lazard (an “Exchange”); and

WHEREAS the Exchanges are expected to be effected via an Exchangeable Holder’s transfer of Lazard Group interests directly to Ltd Sub A and Ltd Sub B (each, an “Ltd Exchanging Subsidiary”) in transactions that are intended to result in an Exchangeable Holder’s recognition of gain or loss for U.S. Federal income tax purposes (each, a “Taxable Exchange”), as described herein; and

WHEREAS, Lazard Group shall have in effect an election under Section 754 of the Code for the Taxable Year (as defined herein) in which the Redemption occurs, which election will result in an adjustment to the Ltd Exchanging Subsidiaries’ share of the tax basis of the assets owned by Lazard Group as of the Redemption Date (such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Original Assets”) by reason of the Redemption; and

WHEREAS, Lazard Group intends to have in effect an election under Section 754 of the Code for each Taxable Year in which any Taxable Exchange occurs, which election will result in an adjustment to the Ltd Exchanging Subsidiaries’ share of the tax basis of the assets owned by Lazard Group as of the date of any such Taxable Exchange; and

WHEREAS, Lazard, through the Ltd Exchanging Subsidiaries, will own, immediately following the Redemption, a controlling interest in Lazard Group and a portion of the common membership interests in Lazard Group; and

WHEREAS, the income, gain, loss, expense and other Tax items of Lazard Group and the Relevant Lazard Ltd Taxpayers (as defined herein) may be affected by the Basis Adjustment (as defined herein) and the Imputed Interest (as defined herein); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Covered Taxes of the Relevant Lazard Ltd Taxpayers (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions

Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means an accounting or law firm that is nationally recognized as being expert in Covered Tax matters, as determined by the Audit Committee. The Audit Committee shall select the Advisory Firm.

“Advisory Firm Letter” shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Ltd Exchanging Subsidiaries to LFCM and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to LFCM.

“Agreed Rate” means LIBOR plus                  basis points.

“Agreement” is defined in the preamble.

“Amended Tax Benefit Schedule” is defined in Section 2.05(b) of this Agreement.

“Applicable Treasury Rate” means a rate equal to (1) if an Early Termination Notice is delivered prior to the third anniversary of the Redemption Date, [x.xx]% or (2) otherwise, the yield to maturity as of the date an Early Termination Notice is delivered (the “delivery date”) of U.S. Treasury securities with a constant maturity (the “Applicable Maturity”) (as compiled and published in the most recent Federal Reserve Statistical Release H 15 (519)) equal to (a) if the delivery date is on or after the third anniversary of the Redemption Date but prior to the fifth anniversary of the Redemption Date, 10 years after the delivery date, (b) if the delivery date is on or after the fifth anniversary of the Redemption Date but prior to the fifteenth anniversary of the Redemption Date, the number of years from the delivery date through the fifteenth anniversary of the Redemption Date, or (c) if the delivery date is on or after the fifteenth anniversary of the Redemption Date, two years after the delivery date. If there are no U.S. Treasury securities with a constant maturity equal to the Applicable Maturity, the yield to maturity shall be interpolated from the U.S. Treasury securities with constant maturities that are most nearly longer than and shorter than the Applicable Maturity.

“Audit Committee” means the audit committee of the board of directors of Lazard.

“Basis Adjustment” means the increase or decrease to the tax basis of, or any Relevant Lazard Ltd Taxpayer’s share of the tax basis of, Lazard Group’s assets (i) under Sections 734(b), 743(b) and 754 of the Code and the comparable sections of U.S. state and local income and franchise Tax law as a result of the Redemption, (ii) under Section 743(b) and 754 of the Code and the comparable sections of U.S. state and local income and franchise Tax law as a result of any Taxable Exchange and (iii) under Sections 743(b) and 754 as a result of any payments under this Agreement. For the avoidance of doubt, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments relate to the Redemption.

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the City of New York.

“Buyout Agreement” is defined in the recitals.

“Change of Control Event” means the occurrence of any of the following events:

(i) the consummation, through one or more related transactions, of (A) a merger, amalgamation, consolidation, statutory share exchange or similar form of corporate transaction involving Lazard or Lazard Group (a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of Lazard or Lazard Group to an entity that is not a controlled subsidiary of Lazard (a “Sale”) if such Reorganization or Sale requires the approval of Lazard’s stockholders under the law of Bermuda (whether such approval is required for such Reorganization or Sale or for the issuance of securities of Lazard in such Reorganization or Sale or the rules and regulations of the principal trading exchange for Lazard’s Class A common shares), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the shares of Lazard, or such other securities of Lazard into which such shares shall be changed by reason of a Reorganization (the “Shares”) or other securities eligible to vote for the election of the Board (together, “Lazard Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting se-

curities of the corporation resulting from such Reorganization or Sale (including, without limitation, a corporation that as a result of such transaction owns Lazard or all or substantially all Lazard’s assets either directly or through one or more subsidiaries) (the “Continuing Corporation”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Lazard Voting Securities (excluding any outstanding voting securities of the Continuing Corporation that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Reorganization or Sale other than Lazard);

(ii) the stockholders of Lazard approve a plan of complete liquidation or dissolution of Lazard; or

(iii) any “person” (as such term is used in Section 13(d) of the Exchange Act), corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) Lazard, (B) any trustee or other fiduciary holding securities under an employee benefit plan of Lazard or an affiliate of Lazard, (C) a person controlled by all or substantially all of the then-current managing directors of Lazard (provided no individual person controls more than 5% of any such person) or (D) any company owned, directly or indirectly, by the stockholders of Lazard in substantially the same proportions as their ownership of the voting power of the Lazard Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of Lazard representing 20% or more of the combined voting power of the Lazard Voting Securities; provided, however, that for purposes of this subparagraph (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Lazard or an affiliate of Lazard shall not constitute a Change of Control Event.

“Change of Control Termination Payment” is defined in Section 4.03(c) of this Agreement.

“Change Notice” is defined in Section 3.03 of this Agreement.

“Code” is defined in the recitals.

“Covered Taxable Year” means any Taxable Year of the Relevant Lazard Ltd Taxpayers ending after the Redemption Date and on or before the end of the Taxable Year including the date which is the twenty-fourth (24th) anniversary of the Redemption Date.

“Covered Taxes” means U.S. Federal Income Taxes and U.S. state and local income and franchise Taxes.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local income or franchise Tax law, as applicable.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means the Applicable Treasury Rate plus 300 basis points.

“Escrow Agent” is defined in Section 3.01(a) of the Agreement.

“Escrow Agreement” is defined in Section 3.01(a) of the Agreement.

“Exchange” is defined in the recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute thereto.

“Exchange Assets” means the assets owned by Lazard Group as of an applicable Exchange Date (and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset).

“Exchange Basis Schedule” is defined in Section 2.04(a) of this Agreement.

“Exchange Date” means the date on which a Taxable Exchange is effected.

“Exchangeable Holder” is defined in the recitals.

“Federal Income Tax” means any tax imposed under Subtitle A of the Code or any other provision of U.S. Federal income tax law (including, without limitation, the taxes imposed by Sections 11, 55, 59A, 881, 882, 884 and 1201(a) of the Code), and any interest, additions to tax or penalties applicable or related to such tax.

“Governmental Entity” means any federal, state, local, provincial or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.

“Hypothetical Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have at such time if no Basis Adjustment had been made as a result of the Redemption or an applicable Taxable Exchange, as the case may be.

“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the liability for Covered Taxes of the Relevant Lazard Ltd Taxpayers using the same methods, elections, conventions and similar practices used on the actual Tax Returns of such Relevant Lazard Ltd Taxpayers, but using the Hypothetical Tax Basis instead of the actual tax basis of each relevant asset and excluding any deduction attributable to the Imputed Interest.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code (or any successor U.S. Federal income tax statute) and the similar section of the applicable U.S. state or local income or franchise Tax law with respect to the Ltd Exchanging Subsidiaries’ payment obligations under this Agreement.

“IPO Proceeds” means the aggregate proceeds from the sale of Lazard shares in an initial public offering, net of underwriters’ discounts and commissions and directly allocated expenses.

“IRS” means the U.S. Internal Revenue Service.

“LAZ-MD” is defined in the recitals.

“Lazard” is defined in the preamble.

“LFCM” is defined in the preamble.

“LFCM Operating Agreement” means the Operating Agreement of LFCM dated as of [    ].

“Ltd Exchanging Subsidiary” is defined in the recitals.

“Ltd Exchanging Subsidiary Payment” is defined in Section 5.01 of this Agreement.

“Ltd Sub A” and “Ltd Sub B” are defined in Schedule A to this Agreement.

“LIBOR” means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or Governmental Entity.

“Potential Reduction” is defined in Section 3.03(a) of this Agreement.

“Proceeding” is defined in Section 7.08 of this Agreement.

“Realized Tax Benefit” means, for a Covered Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Covered Taxes of the Relevant Lazard Ltd Taxpayers for such Covered Taxable Year, less the fees, charges and expenses of the Advisory Firm and the expert described in Section 7.09 related to this Agreement paid by the Relevant Lazard Ltd Taxpayers in the relevant Covered Taxable Year. For the avoidance of doubt, the “Realized Tax Benefit” shall take into account the difference, if any, in the ability of Ltd Sub B to use foreign tax credits to offset its U.S. Federal income tax liability in calculating its Hypo-

thetical Tax Liability and its actual liability for Covered Taxes in the Covered Taxable Year. If all or a portion of the actual tax liability for Covered Taxes for the Covered Taxable Year arises as a result of an audit by a Taxing Authority of any Covered Taxable Year, such liability shall not be included in determining the Realized Tax Benefit or the Realized Tax Detriment unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Covered Taxable Year, the excess, if any, of the actual liability for Covered Taxes of the Relevant Lazard Ltd Taxpayers over the Hypothetical Tax Liability for such Covered Taxable Year, plus the fees, charges and expenses of the Advisory Firm and the expert described in Section 7.09 related to this Agreement paid by the Relevant Lazard Ltd Taxpayers in the relevant Covered Taxable Year. For the avoidance of doubt, the “Realized Tax Detriment” shall take into account the difference, if any, in the ability of Ltd Sub B to use foreign tax credits to offset its U.S. Federal income tax liability in calculating its Hypothetical Tax Liability and its actual liability for Covered Taxes in the Covered Taxable Year. If all or a portion of the actual tax liability for Covered Taxes for the Covered Taxable Year arises as a result of an audit by a Taxing Authority of any Covered Taxable Year, such liability shall not be included in determining the Realized Tax Benefit or Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.09 of this Agreement.

“Redemption” is defined in the recitals.

“Redemption Basis Schedule” is defined in Section 2.02 of this Agreement.

“Redemption Date” means the date on which the Redemption is effected.

“Relevant Lazard Ltd Taxpayer” means (i) Ltd Sub A (or its successors and assigns) or (ii) Ltd Sub B (or its successors and assigns) and (iii) any consolidated, combined or unitary group containing either Ltd Sub A or Ltd Sub B, as the case may be, or any of their respective successors and/or assigns.

“Scheduled Termination Date” shall mean the date on which this Agreement would terminate in the absence of an Early Termination Notice.

“Senior Obligations” is defined in Section 5.01 of this Agreement.

“Subsidiary” means any entity in which Lazard, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock, other than Lazard Group, Lazard Group Finance, LLC and their respective subsidiaries.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.05(a) of this Agreement.

“Taxable Exchange” is defined in the recitals.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of U.S. state or local income or franchise Tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Taxes” means (i) all forms of taxation or duties imposed, or required to be collected or withheld, including, without limitation, charges, together with any related interest, penalties or other additional amounts, (ii) liability for the payment of any amount of the type described in the preceding clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement (other than this Agreement) or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in the immediately preceding clauses (i) or (ii) (other than an obligation to indemnify under this Agreement).

“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Taxing Authority” means the IRS and any other state, local, foreign or other Governmental Entity responsible for the administration of Taxes.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of any Valuation Date, the assumptions described in Schedule B to this Agreement.

“Valuation Date” means the date of an Early Termination Notice for purposes of determining an Early Termination Payment or Change of Control Termination Payment.

ARTICLE II

Determination of Realized Tax Benefit or Realized Tax Detriment

SECTION 2.01. Redemption Date Basis Adjustment. Pursuant to the Buyout Agreement, Lazard Group and the Historic Partners have agreed to treat the consideration paid to the Historic Partners in the Redemption (i) as a sale or exchange pursuant to Section 707(a)(2)(B) of the Code (the “Sale”) to the extent such consideration originates from IPO Proceeds and (ii) as a distribution pursuant to Section 736(b)(1) and Section 731(b) of the Code (the “Distribution”) to the extent the total Redemption consideration exceeds the IPO Proceeds. The Ltd Exchanging Subsidiaries and LFCM hereby agree that (i) the Historic Partners of Lazard Group redeemed for cash in the Redemption shall recognize gain on the Redemption Date under Sections 741 and 731 of the Code, (ii) each Ltd Exchanging Subsidiary’s share of the basis in the Original Assets shall be increased by the excess of the Sale proceeds over the Ltd Exchanging

Subsidiary’s proportionate share of the basis of the Original Assets on the Redemption Date and (iii) the basis in the Original Assets shall be increased by the amount of gain recognized by the Historic Partners of Lazard Group with respect to the Distribution. The Ltd Exchanging Subsidiaries and LFCM shall treat such gain and basis adjustment as occurring entirely on the Redemption Date unless there is a Determination to the contrary.

SECTION 2.02. (a) Redemption Basis Schedule. Within 120 calendar days after the Redemption Date, the Ltd Exchanging Subsidiaries shall deliver to LFCM a schedule (the “Redemption Basis Schedule”) approved by the Audit Committee that shows, in reasonable detail, for U.S. Federal income tax purposes, (i) the actual tax basis as of the Redemption Date of the Original Assets, (ii) the Basis Adjustment with respect to the Original Assets as a result of the Sale and the Distribution and (iii) the period or periods, if any, over which the Original Assets are amortizable or depreciable for U.S. Federal income tax purposes. At the time the Ltd Exchanging Subsidiaries deliver the Redemption Basis Schedule to LFCM, they shall (x) deliver to LFCM schedules and work papers providing reasonable detail regarding the preparation of the Redemption Basis Schedule and an Advisory Firm Letter supporting such Redemption Basis Schedule and (y) allow LFCM reasonable access to the appropriate representatives at Lazard and its Subsidiaries, Lazard Group and the Advisory Firm in connection with its review of such schedule. The Redemption Basis Schedule shall become final and binding on the parties unless LFCM, within 30 calendar days after receiving such Redemption Basis Schedule, provides the Ltd Exchanging Subsidiaries with notice of a material objection to such Redemption Basis Schedule made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 60 calendar days after such Redemption Basis Schedule was delivered to LFCM, the Ltd Exchanging Subsidiaries and LFCM shall employ the Reconciliation Procedures.

(b) Amended Redemption Basis Schedule. The Redemption Basis Schedule may be amended from time to time by the Ltd Exchanging Subsidiaries with the consent of the Audit Committee (i) in connection with a Determination, (ii) to correct inaccuracies to the original Redemption Basis Schedule identified after the Redemption Date as a result of the receipt of additional information relating to facts or circumstances on or prior to the Redemption Date or (iii) to comply with the expert’s determination under the Reconciliation Procedures. At the time the Ltd Exchanging Subsidiaries deliver such amended Redemption Basis Schedule to LFCM they shall (x) deliver to LFCM schedules and work papers providing reasonable detail regarding the preparation of the amended Redemption Basis Schedule and an Advisory Firm Letter supporting such amended Redemption Basis Schedule and (y) allow LFCM reasonable access to the appropriate representatives at Lazard and its Subsidiaries, Lazard Group and the Advisory Firm in connection with its review of such schedule. The amended Redemption Basis Schedule shall become final and binding on the parties unless LFCM, within 30 calendar days after receiving such amended Redemption Basis Schedule, provides the Ltd Exchanging Subsidiaries with notice of a material objection to such amended Redemption Basis Schedule made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 60 calendar days after such amended Redemption Basis Schedule was delivered to LFCM, the Ltd Exchanging Subsidiaries and LFCM shall employ the Reconciliation Procedures.

SECTION 2.03. Basis Adjustment Attributable to a Taxable Exchange. Pursuant to a Taxable Exchange, (i) to the extent an Exchangeable Holder effecting a Taxable Exchange holds its Lazard Group interests through LAZ-MD, LAZ-MD will distribute to such Exchangeable Holder all or a portion of LAZ-MD’s Lazard Group interests attributable to such Exchangeable Holder in redemption of all or a portion of the exchangeable interests of such Exchangeable Holder in LAZ-MD and (ii) the Exchangeable Holder will transfer its interests in Lazard Group to the Ltd Exchanging Subsidiaries in exchange for shares of Lazard. The number of Lazard shares transferred by each Ltd Exchanging Subsidiary to an Exchangeable Holder pursuant to a Taxable Exchange will be determined in proportion to each such subsidiary’s respective interests in Lazard Group on the applicable Exchange Date. The Ltd Exchanging Subsidiaries and LFCM hereby agree that an Exchangeable Holder effecting a Taxable Exchange shall recognize gain, if any, for U.S. Federal income tax purposes on the Exchange Date under Section 741 of the Code in an amount equal to the excess of (i) the fair market value of the Lazard shares received in the Taxable Exchange over (ii) the Exchangeable Holder’s basis in its Lazard Group interests transferred to the Ltd Exchanging Subsidiaries pursuant to the Taxable Exchange. For purposes of this Agreement, the Ltd Exchanging Subsidiaries and LFCM hereby agree that the fair market value of the Lazard shares received in the Taxable Exchange shall mean the trading value of such shares at the close of business on the Exchange Date. The Ltd Exchanging Subsidiaries and LFCM further agree that, with respect to each Taxable Exchange, each Ltd Exchanging Subsidiary’s share of the basis in the Exchange Assets shall be increased by the excess, if any, of (i) the fair market value of the Lazard shares transferred to the Exchangeable Holder pursuant to the Taxable Exchange over (ii) the Ltd Exchanging Subsidiary’s proportionate share of the basis of the Exchange Assets immediately after the Taxable Exchange attributable to the Lazard Group interests exchanged. The Ltd Exchanging Subsidiaries and the Exchangeable Holders, pursuant to the LFCM Operating Agreement, will treat such gain and basis adjustment as occurring entirely on the Exchange Date unless there is a Determination to the contrary.

SECTION 2.04. (a) Exchange Basis Schedule. Within 120 calendar days after the end of a Covered Taxable Year in which any Taxable Exchange has been effected, the Ltd Exchanging Subsidiaries shall deliver to LFCM a schedule (the “Exchange Basis Schedule”) approved by the Audit Committee that shows, in reasonable detail, for U.S. Federal income tax purposes, (i) the actual tax basis as of the first applicable Exchange Date in such Covered Taxable Year of the Exchange Assets, (ii) the Basis Adjustment with respect to the Exchange Assets as a result of the Taxable Exchanges effected in such Covered Taxable Year, calculated in the aggregate, and (iii) the period or periods, if any, over which the Exchange Assets are amortizable or depreciable. At the time the Ltd Exchanging Subsidiaries deliver the Exchange Basis Schedule to LFCM, they shall (x) deliver to LFCM schedules and work papers providing reasonable detail regarding the preparation of the Exchange Basis Schedule and an Advisory Firm Letter supporting such Exchange Basis Schedule and (y) allow LFCM reasonable access to the appropriate representatives at Lazard and its Subsidiaries, Lazard Group and the Advisory Firm in connection with its review of such schedule. The Exchange Basis Schedule shall become final and binding on the parties unless LFCM, within 30 calendar days after receiving such Exchange Basis Schedule, provides the Ltd Exchanging Subsidiaries with notice of a material objection to such Exchange Basis Schedule made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 60 calendar days after such

Exchange Basis Schedule was delivered to LFCM, the Ltd Exchanging Subsidiaries and LFCM shall employ the Reconciliation Procedures.

(b) Amended Exchange Basis Schedule. The Exchange Basis Schedule may be amended from time to time by the Ltd Exchanging Subsidiaries with the consent of the Audit Committee (i) in connection with a Determination, (ii) to correct inaccuracies to the original Exchange Basis Schedule identified after the date of the Taxable Exchange as a result of the receipt of additional information or (iii) to comply with the expert’s determination under the Reconciliation Procedures. At the time the Ltd Exchanging Subsidiaries deliver such amended Exchange Basis Schedule to LFCM they shall (x) deliver to LFCM schedules and work papers providing reasonable detail regarding the preparation of the amended Exchange Basis Schedule and an Advisory Firm Letter supporting such amended Exchange Basis Schedule and (y) allow LFCM reasonable access to the appropriate representatives at Lazard and its Subsidiaries, Lazard Group and the Advisory Firm in connection with its review of such schedule. The amended Exchange Basis Schedule shall become final and binding on the parties unless LFCM, within 30 calendar days after receiving such amended Exchange Basis Schedule, provides the Ltd Exchanging Subsidiaries with notice of a material objection to such amended Exchange Basis Schedule made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 60 calendar days after such amended Exchange Basis Schedule was delivered to LFCM, the Ltd Exchanging Subsidiaries and LFCM shall employ the Reconciliation Procedures.

SECTION 2.05. (a) Tax Benefit Schedule. Within 10 calendar days after filing the U.S. Federal Income Tax Return of the Relevant Lazard Ltd Taxpayers for the relevant Covered Taxable Year, each Ltd Exchanging Subsidiary shall provide to LFCM a schedule approved by the Audit Committee showing, in reasonable detail, the calculation of each Relevant Lazard Ltd Taxpayer’s Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year (the “Tax Benefit Schedule”). At the time the Ltd Exchanging Subsidiaries deliver the Tax Benefit Schedules to LFCM they shall (i) deliver to LFCM schedules and work papers providing reasonable detail regarding the preparation of the Tax Benefit Schedules (including information related to the amount of Ltd Sub A’s “effectively connected income” with respect to the applicable Covered Taxable Year as determined for U.S. Federal income tax purposes) and an Advisory Firm Letter supporting such Tax Benefit Schedules and (ii) allow LFCM reasonable access to the appropriate representatives at Lazard and its Subsidiaries, Lazard Group and the Advisory Firm in connection with its review of such schedules. The Tax Benefit Schedules shall become final and binding on the parties unless LFCM, within 30 calendar days after receiving such Tax Benefit Schedules, provides the Ltd Exchanging Subsidiaries with notice of a material objection to such Tax Benefit Schedules made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 60 calendar days after such Tax Benefit Schedules were delivered to LFCM, the Ltd Exchanging Subsidiaries and LFCM shall employ the Reconciliation Procedures.

(b) Amended Tax Benefit Schedule. A Tax Benefit Schedule for any Covered Taxable Year may be amended from time to time by the applicable Ltd Exchanging Subsidiary with the consent of the Audit Committee (i) in connection with a Determination affecting such Tax Benefit Schedule, (ii) to correct inaccuracies in the original Tax Bene-

fit Schedule identified as a result of the receipt of additional factual information relating to a Covered Taxable Year after the date the Tax Benefit Schedule was provided to LFCM, (iii) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Covered Taxable Year, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year attributable to an amended tax return filed for such Covered Taxable Year (provided, however, that such a change attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Tax Benefit Schedule unless and until there has been a Determination with respect to such change) or (v) to comply with the expert’s determination under the Reconciliation Procedures. At the time a Ltd Exchanging Subsidiary delivers such an amended Tax Benefit Schedule pursuant to this Section 2.05(b) (an “Amended Tax Benefit Schedule”) to LFCM it shall (x) deliver to LFCM schedules and work papers providing reasonable detail regarding the preparation of the Amended Tax Benefit Schedule and an Advisory Firm Letter supporting such Amended Tax Benefit Schedule and (y) allow LFCM reasonable access to the appropriate representatives at Lazard and its Subsidiaries, Lazard Group and the Advisory Firm in connection with its review of such schedule. Such Amended Tax Benefit Schedule shall become final and binding on the parties unless LFCM, within 30 calendar days after receiving such Amended Tax Benefit Schedule, provides the applicable Ltd Exchanging Subsidiary with notice of a material objection to such Amended Tax Benefit Schedule made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 60 calendar days after such Amended Tax Benefit Schedule was delivered to LFCM, the Ltd Exchanging Subsidiary and LFCM shall employ the Reconciliation Procedures.

(c) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Covered Taxable Year is intended to measure the decrease or increase in the actual Covered Tax liability of the Relevant Lazard Ltd Taxpayers for such Covered Taxable Year attributable to the Basis Adjustment and Imputed Interest, determined using a “with and without” methodology. Carryovers or carrybacks of any tax item attributable to the Basis Adjustment and Imputed Interest (determined using such “with and without” methodology) shall be considered to be subject to the rules of the Code (or any successor U.S. Federal income tax statute) and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise Tax Law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology. Schedule C to this Agreement provides illustrative examples of the applicable principles described in this Section 2.05(c) of this Agreement.

ARTICLE III

Tax Benefit Payments

SECTION 3.01. Payments. (a) Except as provided in Section 3.03, within 3 calendar days of the delivery of the Tax Benefit Schedule to LFCM for any Covered Taxable Year the Ltd Exchanging Subsidiaries shall pay (i) to LFCM an amount equal to 80% of the Tax Benefit Payment (as defined below) for such Covered Taxable Year and (ii) to a national bank mutually agreeable to the Ltd Exchanging Subsidiaries, the Audit Committee and LFCM as escrow agent (the “Escrow Agent”), an amount equal to 20% of the Tax Benefit Payment (as defined below) for such Covered Taxable Year. The Escrow Agent shall hold each Tax Benefit Payment it receives in escrow pursuant to a mutually agreeable escrow agreement (the “Escrow Agreement”) between the Ltd Exchanging Subsidiaries and LFCM until the expiration of the applicable statute of limitations attributable to the Covered Taxable Year to which such Tax Benefit Payment relates. Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank accounts of LFCM and the Escrow Agent previously designated by such parties to the Ltd Exchanging Subsidiaries. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated Federal Income Tax payments.

(b) A “Tax Benefit Payment” shall equal, with respect to each Ltd Exchanging Subsidiary, 85% of the applicable Ltd Exchanging Subsidiary’s Realized Tax Benefit, if any, for a Covered Taxable Year,

increased by:

(1) interest calculated at the Agreed Rate from the due date (without extensions) for filing the Tax Return with respect to Covered Taxes for such Covered Taxable Year); and

(2) the amount of the excess Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Covered Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment) reflected on the Tax Benefit Schedule for such previous Covered Taxable Year;

and decreased by:

(3) an amount equal to the Ltd Exchanging Subsidiary’s Realized Tax Detriment (if any) for any previous Covered Taxable Year;

(4) the amount of the excess Realized Tax Benefit reflected on the Tax Benefit Schedule for a previous Covered Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment) reflected on the Amended Tax Benefit Schedule for such previous Covered Taxable Year;

provided, however, that the amounts described in Sections 3.01(b)(2), (3) and (4) shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered

Taxable Year to the extent of such amounts taken into account in determining any Tax Benefit Payment in a preceding Covered Taxable Year.

(c) Within 3 days of receiving any Tax Benefit Payment, LFCM shall distribute such Tax Benefit Payment to each member of LFCM set forth on the schedule attached hereto as Schedule D, in accordance with the percentage indicated on such Schedule D.

SECTION 3.02. No Duplicative Payments. No duplicative payment of any amount (including interest) will be required under this Agreement.

SECTION 3.03. Suspension of Tax Benefit Payments Following Change Notice.

(a) If Lazard, its Subsidiaries or Lazard Group receives a 30-day letter, a final audit report, a statutory notice of deficiency or similar written notice from any Taxing Authority with respect to the Tax treatment of the Redemption or any Taxable Exchange (a “Change Notice”), which, if sustained, would result in (i) a reduction in the amount of Realized Tax Benefit (or the increase in the amount of Realized Tax Detriment) with respect to a Covered Taxable Year preceding the taxable year in which the Change Notice is received or (ii) a reduction in the amount of Tax Benefit Payments the Ltd Exchanging Subsidiaries will be required to pay to LFCM with respect to Covered Taxable Years after and including the taxable year in which the Change Notice is received (collectively, the “Potential Reduction”), prompt written notice shall be given to LFCM.

(b) From and after the date such Change Notice is received until there is a Final Determination with respect to the adjustments proposed therein, 100% of any Tax Benefit Payments required to be made by the Ltd Exchanging Subsidiaries shall be paid by the Ltd Exchanging Subsidiaries to the Escrow Agent until such time as the amounts paid to the Escrow Agent under Section 3.01(a)(ii) with respect to the Covered Year at issue in the Change Notice and this Section 3.03(b), in the aggregate, equal the amount of the Potential Reduction (or, if earlier, until a Final Determination is received with respect to the Change Notice).

(c) If a Final Determination with respect to the Change Notice results in no adjustment to any Tax Benefit Payment, then 80% of the amounts paid to the Escrow Agent pursuant to this Section 3.03 (along with interest earned on such funds) shall be distributed to LFCM in accordance with the Escrow Agreement. If the Final Determination result in an adjustment to any Tax Benefit Payment, then the lesser of (i) the amounts paid to the Escrow Agent pursuant to this Section 3.03 and (ii) the amount of the adjustment to the Tax Benefit Payment, in each case, along with interest earned on such funds, shall be distributed to the Ltd Exchanging Subsidiaries in accordance with the Escrow Agreement.

ARTICLE IV

Termination

SECTION 4.01. Early Termination of Agreement. (a) At any time after the second (2nd) anniversary of the date of this Agreement, the Ltd Exchanging Subsidiaries may terminate this Agreement with the consent of the Audit Committee by paying to LFCM the Early Termination Payment as of the date of the Early Termination Notice (as defined below). The Ltd Exchanging Subsidiaries may terminate this Agreement upon the occurrence of a Change of Control Event by paying to LFCM the Change of Control Termination Payment as of the date of the Early Termination Notice. Upon payment of the Early Termination Payment or the Change of Control Termination Payment by the Ltd Exchanging Subsidiaries, the Ltd Exchanging Subsidiaries shall have no further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by the Ltd Exchanging Subsidiaries and LFCM as due and payable but unpaid as of the Early Termination Notice and (b) any Tax Benefit Payment due for the Covered Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (a) or (b) is included in the Early Termination Payment or the Change of Control Termination Payment, as the case may be).

SECTION 4.02. Early Termination Notice. If the Ltd Exchanging Subsidiaries choose to exercise their right of early termination under Section 4.01 above, the Ltd Exchanging Subsidiaries shall deliver to LFCM a notice (the “Early Termination Notice”) specifying the Ltd Exchanging Subsidiaries’ intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment or the Change of Control Termination Payment, as the case may be. At the time the Ltd Exchanging Subsidiaries deliver the Early Termination Notice to LFCM, the Ltd Exchanging Subsidiaries shall (i) deliver to LFCM schedules and work papers providing reasonable detail regarding the calculation of the Early Termination Payment or the Change of Control Termination Payment, as the case may be, in a manner consistent with the guidelines set forth in Section 4.03 of this Agreement and an Advisory Firm Letter supporting such calculation and (b) allow LFCM reasonable access to the appropriate representatives at Lazard and its Subsidiaries, Lazard Group and the Advisory Firm in connection with its review of such calculation. The calculation contained in such Early Termination Notice shall become final and binding on the parties unless LFCM, within 30 calendar days after receiving such calculation, provides the Ltd Exchanging Subsidiaries with notice of a material objection to such calculation made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such calculation within 60 calendar days after such calculation was delivered to LFCM, the Ltd Exchanging Subsidiaries and LFCM shall employ the Reconciliation Procedures.

SECTION 4.03. Payment upon Early Termination. (a) Within 3 calendar days of the delivery to LFCM of the Early Termination Notice or any amendment to the Early Termination Notice, the Ltd Exchanging Subsidiaries shall pay to LFCM an amount equal to the Early Termination Payment or the Change of Control Termination Payment, as the case may be. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by LFCM.

(b) The “Early Termination Payment” as of the date of an Early Termination Notice shall equal the present value, discounted at the Early Termination Rate, of all Tax Benefit Payments that would be required to be paid by the Ltd Exchanging Subsidiaries to LFCM during the period from the date of the Early Termination Notice through the Scheduled Termination Date assuming the Valuation Assumptions are applied.

(c) The Change of Control Termination Payment as of the date of an Early Termination Notice shall equal the Early Termination Payment as of such date multiplied by 80%.

SECTION 4.04. No Other Right of Early Termination. For the avoidance of doubt, LFCM shall not be entitled to cause an early termination of this Agreement.

ARTICLE V

Subordination and Late Payments

SECTION 5.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or Change of Control Termination Payment required to be made by the Ltd Exchanging Subsidiaries to LFCM under this Agreement (a “Ltd Exchanging Subsidiary Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any debt of the Ltd Exchanging Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Ltd Exchanging Subsidiaries that are not Senior Obligations.

SECTION 5.02. Late Payments by the Ltd Exchanging Subsidiaries. The amount of all or any portion of a Ltd Exchanging Subsidiary Payment not made to LFCM when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Agreed Rate and commencing from the date on which such Ltd Exchanging Subsidiary Payment was due and payable.

ARTICLE VI

No Disputes; Consistency; Cooperation

SECTION 6.01. LFCM Participation In Ltd Exchanging Subsidiary Tax Matters. Except as otherwise provided herein, the Ltd Exchanging Subsidiaries shall have full responsibility for, and sole discretion over, all Tax matters concerning any Relevant Lazard Ltd Taxpayer, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Ltd Exchanging Subsidiaries shall notify LFCM of, and keep LFCM reasonably informed with respect to, and LFCM shall have the right to participate in and monitor (but, for the avoidance of doubt, not to control) the portion of any audit of the Relevant Lazard Ltd Taxpayers by a Taxing Authority the outcome of which is reasonably expected to affect LFCM’s rights under this Agreement. The Ltd Exchanging Subsidiaries shall provide to LFCM reasonable opportunity to provide information and other input to the Ltd Exchanging Subsidiaries and its advisors concern-

ing the conduct of any such portion of such audits. No Relevant Lazard Ltd Taxpayer shall settle or otherwise resolve any audit or other challenge by a Taxing Authority relating to the Basis Adjustment or the deduction of Imputed Interest without the consent of the Audit Committee and LFCM, which consent LFCM shall not unreasonably withhold, condition or delay.

SECTION 6.02. Consistency. Unless there is a Determination to the contrary, the Relevant Lazard Ltd Taxpayers, LFCM and the Exchangeable Holders (in accordance with the LFCM Operating Agreement), on their own behalf and on behalf of each of their affiliates, agree to report and cause to be reported for all U.S. purposes, including U.S. Federal, state and local income and franchise Tax purposes and U.S. financial reporting purposes, all Tax-related items relating to this Agreement (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Ltd Exchanging Subsidiaries in any schedule, letter or certificate required to be provided by or on behalf of the Ltd Exchanging Subsidiaries under this Agreement. In the event that an Advisory Firm is replaced with another firm acceptable to the Audit Committee, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or the Ltd Exchanging Subsidiaries, the Audit Committee and LFCM agree to the use of other procedures and methodologies.

SECTION 6.03. Cooperation. LFCM shall (and shall cause its affiliates to) (a) furnish to the Ltd Exchanging Subsidiaries in a timely manner such information, documents and other materials as the Ltd Exchanging Subsidiaries may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make its employees available to the Ltd Exchanging Subsidiaries and its representatives to provide explanations of documents and materials and such other information as the Ltd Exchanging Subsidiaries or its representative may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter.

ARTICLE VII

General Provisions

SECTION 7.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Ltd Exchanging Subsidiaries, to:

Address

City, State   Zip

Fax: (      )       -

Attention:

Address

City, State   Zip

Fax: (      )       -

Attention:

with a copy to:

Law Firm

Address

City, State   Zip

Fax: (      )       -

Attention:

if to LFCM, to:

Address

City, State   Zip

Fax: (      )       -

Attention:

with a copy to:

Law Firm

Address

City, State   Zip

Fax: (      )       -

Attention:

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

SECTION 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 7.03. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of laws.

SECTION 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 7.06. Successors; Assignment; Amendments. LFCM may not assign this Agreement to any person without the prior written consent of the Ltd Exchanging Subsidiaries and the Audit Committee, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, LFCM may pledge some or all of its rights, interests or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness; provided further, however, LFCM may assign this Agreement to one or more wholly owned subsidiaries of LFCM, which subsidiaries are subsequently distributed to the members of LFCM set forth on Schedule D. The Ltd Exchanging Subsidiaries may not assign any of their rights, interests or entitlements under this Agreement without the consent of LFCM, not to be unreasonably withheld or delayed. Subject to each of the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns including any acquirer of all or substantially all of the assets of Lazard. Lazard shall cause the Ltd Exchanging Subsidiaries to be the legal and beneficial owners of all of the direct or indirect interests held by Lazard or any of its Subsidiaries in Lazard Group. In the event that Lazard ceases to be the owner of the Ltd Exchanging Subsidiaries, the successor to Lazard shall assume all of Lazard’s rights and obligations under this Agreement.

No amendment to this Agreement shall be effective unless it is (i) in writing, (ii) signed by the Ltd Exchanging Subsidiaries and LFCM and (iii) approved by the Audit Committee.

SECTION 7.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.08. Submission to Jurisdiction; Waivers. With respect to any suit, action or proceeding relating to this Agreement (collectively, a “Proceeding”), each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the States of New York and Delaware and any court of the U.S. located in the Borough of Manhattan in New York City or the State of Delaware; (b) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; (c) consents to the service of process at the address set forth for notices in Section 7.01 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law; and (d) waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding.

SECTION 7.09. Reconciliation. In the event that the Ltd Exchanging Subsidiaries and LFCM are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement employed by a nationally recognized accounting firm or a law firm (other than the Advisory Firm), which expert is mutually acceptable to both parties and the Audit Committee. If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Ltd Exchanging Subsidiaries, subject to adjustment or amendment upon resolution. The determinations of the expert pursuant to this Section 7.09 shall be binding on Lazard and its Subsidiaries, Lazard Group and LFCM absent manifest error.

SECTION 7.10. Withholding. The Ltd Exchanging Subsidiaries and the Escrow Agent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Ltd Exchanging Subsidiaries and the Escrow Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Ltd Exchanging Subsidiaries or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to LFCM.

IN WITNESS WHEREOF, the Ltd Exchanging Subsidiaries and LFCM have duly executed this Agreement as of the date first written above.

Ltd Sub A

By
Name:
Title:

Address:

Ltd Sub B

By
Name:
Title:

Address:

LFCM HOLDINGS LLC

By
Name:
Title:

Address: